Exhibit 99.1
Liane Hornsey Appointed to Cardlytics Board of Directors

ATLANTA, April 8, 2024 – Cardlytics, Inc. (NASDAQ: CDLX), a digital advertising platform, is excited to announce the appointment of Liane Hornsey to its Board of Directors. In connection with her appointment to the Board of Directors, Hornsey was also appointed to the Board’s Compensation Committee, and she will assume the role of Compensation Committee Chairperson upon Cardlytics’ upcoming Annual Meeting of Stockholders in May 2024.
Hornsey, who is currently Executive Vice President and Advisor to the CEO at Palo Alto Networks, is widely recognized as one of the world’s top practitioners in people operations, organizational development and leadership development. She joined Palo Alto Networks in 2018, serving as its Chief People Officer until transitioning to her current role earlier this year.
Prior to her time at Palo Alto Networks, Hornsey served as the Chief People Officer at Uber and the Chief Administrative Officer and Operating Partner at SoftBank Group. Prior to those roles, Hornsey spent nearly a decade at Google, leading people operations for Google’s Global Business and became Google’s first female Vice President in People Operations. She also has held senior roles at lastminute.com Group, Virgin Media and BMG Music.
“I am delighted that Liane is joining our board,” said Cardlytics CEO Karim Temsamani. “She has navigated high-growth environments, has an incredible understanding of employee engagement and employer branding, and will be able to provide key insights in connection with our business decisions and across our talent strategy.”
Liane graduated with a Bachelor of Arts degree in English Literature from Newcastle University in England.
About Cardlytics
Cardlytics, Inc. (NASDAQ: CDLX) is a digital advertising platform. Cardlytics partners with financial institutions to run their banking rewards programs that promote customer loyalty and deepen relationships. In turn, Cardlytics has a secure view into where and when consumers are spending their money. Cardlytics uses these insights to help marketers identify, reach, and influence likely buyers at scale, as well as measure the true sales impact of marketing campaigns. Headquartered in Atlanta, Cardlytics has offices in Menlo Park, Los Angeles, New York, and London.

Contacts:
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pr@cardlytics.com

Investor Relations:
ir@cardlytics.com